Contact:	Ira Lamel/Mary Anthes	Jeremy Fielding/David Lilly
	The Hain Celestial Group, Inc.	Kekst and Company
	631-730-2200	212-521-4800

THE HAIN CELESTIAL GROUP ANNOUNCES
FIRST QUARTER 2007 RESULTS

Sales Reach $210 Million on 30% Growth

GAAP Net Income of $0.23 Per Share at $9 Million Grew 31%

Adjusted Earnings at $0.25 Per Share Grew 39%

Melville, NY, November 2, 2006 —The Hain Celestial Group, Inc. (NASDAQ: HAIN), a leading natural and organic food and personal care products company, today reported results for the first quarter ended September 30, 2006. The Company reported net sales of $210.2 million, a 30% increase compared with $161.1 million in the prior year first quarter. GAAP net income for the first quarter was $9.0 million, or $0.23 per diluted share, a 31% increase over the prior year’s $6.9 million, or $0.18 per diluted share.

Adjusted earnings in the quarter totaled $0.25 per share. The reported results include $1.1 million ($0.7 million after tax) of previously announced start-up costs at the Company’s West Chester Frozen Foods Facility, a gain of $2.5 million ($1.1 million after tax) from the sale of the Company’s Biomarché fresh produce operation in Belgium, and a charge of $2.2 million ($1.4 million after tax) for an unfavorable decision by the German government regarding value added tax on all non-dairy beverage products.

“Our fiscal year 2007 is off to an excellent start. During the first quarter we achieved strong sales from Earth’s Best®, Garden of Eatin’®, Rice Dream®, Soy Dream®, WestSoy®, Westbrae®, Ethnic Gourmet™, Casbah®, FreeBird™ and JASON®. We also drove strong results from our brands in Canada, and from our recent acquisitions,” said Irwin D. Simon, President and Chief Executive Officer of Hain Celestial. “Rising consumer demand for natural and organic food and personal care products continues across many distribution channels in North America, Europe and the United Kingdom, enabling us to realize solid top and bottom line growth at the Company. We continue to integrate our recent acquisitions into our existing infrastructure, and look forward to continuing to achieve further margin efficiencies, general and administrative cost savings, and to improving our return on equity.”

The Hain Celestial Group, Inc. • 58 South Service Road, Melville, NY 11747 • 631-730-2200
www.hain-celestial.com

The Company reported gross margin of 28.1% in the first quarter, compared to 28.5% in the prior year’s first quarter. Adjusted gross margin was 29.6% excluding start-up costs at the Company’s West Chester Frozen Foods Facility and the Company’s lower margin business in the UK. The Company continues to operate in an environment of high input costs, and the Company’s recently implemented price increase effective in September 2006 is expected to benefit the Company in the second quarter.

Selling, general and administrative expense for the first quarter was 19.9%, compared to 21.0% a year ago as the Company continues to benefit from its increasing scale and disciplined strategy for building effective marketing programs.

Interest expense in the quarter was $2.5 million and interest income was $0.6 million. On August 31, 2006, the Company sold its Biomarché fresh produce operation in Belgium, resulting in a pre-tax gain of $2.5 million. The gain was reduced by taxes of $1.4 million to a net gain of $1.1 million, with the effective tax rate on the gain unusually high as $3.3 million of goodwill allocated to the Biomarché operation and charged off against the gain is not tax deductible. Also in the quarter, the Company incurred a pre-tax charge of $2.2 million ($1.4 million after tax) resulting from an unfavorable ruling in Germany regarding value added tax (VAT) on non-dairy beverages sold by all producers in Germany. This decision by the German government overturns what was previously a favorable decision handed down shortly after our acquisition of the non-dairy operation in Germany in 2004. There will be no impact on future operations as VAT is a pass-through tax. These items are included in interest and other expense, net.

The Company’s effective tax rate for the quarter was 38.6%, excluding the taxes provided on the Biomarché gain and from the VAT charge. The effective tax rate in the quarter therefore appears in the financial statements at a higher rate of 41.6%.

Average diluted shares outstanding in the quarter were 40.0 million, an increase of 2.5 million shares, or 6.6% over the first quarter of the prior year. The increase resulted from additional shares issued during fiscal year 2006 for acquisitions, employee stock option exercises, and higher equivalent shares included in the earnings per share calculation, resulting from the Company’s higher share price.

The Company’s balance sheet remains strong with $196.6 million in working capital with a current ratio of 2.8 at September 30, 2006. Debt as a percentage of equity was 24.1% with equity at $630.3 million. The number of days in the Company’s cash conversion cycle was 67. Operating free cash flow was $16.3

The Hain Celestial Group, Inc. • 58 South Service Road, Melville, NY 11747 • 631-730-2200
www.hain-celestial.com

million for the first quarter this year and $58.1 million for the trailing twelve months ended September 30, 2006.

“We continue to focus on driving efficiencies and reinvesting in our business, most recently at our West Chester Frozen Foods Facility, where we have expanded capacity and production for our Ethnic Gourmet and Rosetto brands and expect to further increase our production,” commented Irwin Simon. “With our first quarter completed, we continue to see positive trends in the second quarter with increased demand for natural and organic products and strong consumption for our products,” concluded Irwin Simon.

Fiscal Year 2007 Guidance
The Company reconfirmed its fiscal year 2007 sales guidance of $880 million to $900 million and earnings per share of $1.15 to $1.19.

Webcast and Upcoming Events
Hain Celestial will host a conference call and webcast at 4:15 PM Eastern Standard Time today to review its first quarter fiscal year 2007 results. On November 16, 2006, the Company is scheduled to present at the Lehman Brothers Small Cap Conference. These events will be available under the Investor Relations section of the Company’s website at www.hain-celestial.com.

The Hain Celestial Group
The Hain Celestial Group (NASDAQ: HAIN), headquartered in Melville, NY, is a leading natural and organic food and personal care products company in North America and Europe. Hain Celestial participates in almost all natural food categories with well-known brands that include Celestial Seasonings®, Terra Chips®, Garden of Eatin’®, Health Valley®, WestSoy®, Earth’s Best®, Arrowhead Mills®, DeBoles®, Hain Pure Foods®, FreeBird™, Hollywood®, Spectrum Naturals®, Spectrum Essentials®, Walnut Acres Organic™, Imagine Foods®, Rice Dream®, Soy Dream®, Rosetto®, Ethnic Gourmet™, Yves Veggie Cuisine®, Linda McCartney®, Lima®, Grains Noirs®, Natumi®, JASON®, Zia® Natural Skincare and Queen Helene®. For more information, visit www.hain-celestial.com.

Safe Harbor Statement
This press release contains forward-looking statements within and constitutes a "Safe Harbor" statement under the Private Securities Litigation Act of 1995. Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve known and unknown risks and uncertainties, which could cause our actual results to differ materially from those described in the forward-looking statements. These risks

The Hain Celestial Group, Inc. • 58 South Service Road, Melville, NY 11747 • 631-730-2200
www.hain-celestial.com

include but are not limited to general economic and business conditions; the ability to implement business and acquisition strategies and integrate acquisitions; competition; retention of key personnel; compliance with government regulations and other risks detailed from time-to-time in the Company's reports filed with the Securities and Exchange Commission, including the report on Form 10-K for the fiscal year ended June 30, 2006. The forward-looking statements made in this press release are current as of the date of this press release, and the Company does not undertake any obligation to update forward-looking statements.

THE HAIN CELESTIAL GROUP, INC.
Consolidated Balance Sheets
(In thousands)

	September 30,	June 30,
	2006	2006
	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$78,143	$48,875
Trade receivables, net	95,215	80,764
Inventories	111,440	105,883
Deferred income taxes	3,843	2,986
Other current assets	17,291	21,968
Total current assets	305,932	260,476

Property, plant and equipment, net	113,982	119,830
Goodwill, net	416,836	421,002
Trademarks and other intangible assets, net	62,260	61,626
Other assets	16,001	14,750
Total assets	$915,011	$877,684

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$100,281	$81,894
Income taxes payable	8,175	3,083
Current portion of long-term debt	840	1,065
Total current liabilities	109,296	86,042

Deferred income taxes	19,086	19,086
Long-term debt, less current portion	151,172	151,229
Minority Interest	5,184	4,926
Total liabilities	284,738	261,283

Stockholders' equity:
Common stock	398	396
Additional paid-in capital	450,657	446,319
Retained earnings	174,068	165,034
Treasury stock	(12,745)	(12,745)
Foreign currency translation adjustment	17,895	17,397
Total stockholders' equity	630,273	616,401

Total liabilities and stockholders' equity	$915,011	$877,684

THE HAIN CELESTIAL GROUP, INC.
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended September 30,
	2006	2005
	(Unaudited)

Net sales	$210,207	$161,097
Cost of Sales	151,065	115,248
Gross profit	59,142	45,849

SG&A expenses	41,846	33,869

Operating income	17,296	11,980

Interest expense and other, net	1,820	868
Income before income taxes	15,476	11,112
Income tax provision	6,442	4,221
Net income	$9,034	$6,891

Basic per share amounts	$0.23	$0.19

Diluted per share amounts	$0.23	$0.18

Weighted average common shares outstanding:
Basic	38,746	36,636
Diluted	40,023	37,560

THE HAIN CELESTIAL GROUP, INC.
Consolidated Statements of Operations With Adjustments
Reconciliation of GAAP Results to Non-GAAP Presentation
(in thousands, except per share amounts)

	Three Months Ended September 30,
	2006 GAAP	Adjustments		2006 Adjusted	2005 Adjusted
	(Unaudited)

Net sales	$210,207			$210,207	$161,097
Cost of Sales	151,065	$(1,108)	(1)	149,957	115,248
Gross profit	59,142	1,108		60,250	45,849

SG&A expenses	41,846			41,846	33,869	(4)

Operating income	17,296	1,108		18,404	11,980

Interest and other expenses, net	1,820	264	(2)	2,084	868
Income before income taxes	15,476	844		16,320	11,112
Income tax provision	6,442	(146)	(3)	6,296	4,221
Net income	$9,034	$990		$10,024	$6,891

Basic per share amounts	$0.23	$0.03		$0.26	$0.19

Diluted per share amounts	$0.23	$0.02		$0.25	$0.18

Weighted average common shares outstanding:
Basic	38,746	38,746		38,746	36,636
Diluted	40,023	40,023		40,023	37,560

(1) Start-up costs at the Company's West Chester Frozen Foods Facility.

(2) The adjustment of $264 includes $2,510 pre-tax gain on the sale of Biomarché, and $2,246 pre-tax charge for the unfavorable decision by the German government regarding the application of VAT on non-dairy beverages.

(3) Tax adjustments include a tax provision of $1,433 on the gain on sale of Biomarché, net of tax benefits of $430 for the start-up costs at the Company's West Chester Frozen Foods Facility and $857 on the charge for VAT.

(4) SG&A in the three months ended September 30, 2005 has been adjusted to reflect the $774 charge ($472 after tax) in connection with the requirements of SFAS 123R to record compensation expense for the contractual requirement to grant stock options.